Exhibit 99.1

260 Hudson River Road Waterford, NY 12188 momentive.com	NEWS RELEASE

FOR IMMEDIATE RELEASE

John D. Moran Named General Counsel of Momentive

WATERFORD, N.Y. (September 17, 2015) - MPM Holdings Inc. (“Momentive” or the “Company”) today announced that John D. Moran has been named Senior Vice President, General Counsel and Secretary of the Company, and its indirect subsidiary Momentive Performance Materials Inc. (“MPM”), effective September 21, 2015. In connection with the appointment, Stephen J. Psutka will resign as Interim General Counsel and Secretary of the Company and MPM and be named Vice President and Deputy General Counsel.

Prior to joining Momentive, Mr. Moran served as General Counsel, Vice President and Secretary of GrafTech International, Ltd. since April 2009, where his primary responsibilities included corporate governance, regulatory compliance, commercial and transactional matters and oversight of the legal and corporate secretary functions. Mr. Moran joined GrafTech in May 2006 as Deputy General Counsel and previously held senior legal positions at Corrpro Companies, Inc. and Sealy Corporation.

“We are pleased to welcome John to Momentive’s senior leadership team,” said Jack Boss, Chief Executive Officer and President. “John brings a diverse and extensive range of experience and executive leadership skills, which will be assets to the Company as we continue to grow our specialty portfolio and optimize our operations.”

Mr. Moran holds a Bachelor of Business Administration with a major in accounting from Cleveland State University and earned his juris doctorate at the Marshall College of Law at Cleveland State.

Mr. Boss added, “On behalf of the Board of Directors, I would like to thank Steve for serving as Interim General Counsel and we appreciate his continued service as a key member of the legal and business team going forward.”

About Momentive

Momentive is a global leader in silicones and advanced materials, with a 75-year heritage of being first to market with performance applications for major industries that support and improve everyday life. Momentive delivers science-based solutions, by linking custom technology platforms to opportunities for customers. Additional information about Momentive and its products is available at www.momentive.com.

Contact -- Media and Investors:
John Kompa
614-225-2223
john.kompa@momentive.com